Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

ENTERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	4,900,000	$98.25	$481,400,500	0.0001476	$71,054.72
Total Offering Amounts					$481,400,500		$71,054.72
Total Fee Offsets					⸻		⸻
Net Fee Due							$71,054.72

(1) Pursuant to Rule 416(a) under the 1933 Act, the number of shares of common stock registered hereby shall be subject to adjustment to prevent dilution by reason of a stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Entergy Corporation common stock, $.01 par value, as reported on the New York Stock Exchange on November 2, 2023.